EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Quanterix Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the 2017 Employee, Director and Consultant Equity Incentive Plan	Other	1,518,915 (3)	$23.715	$36,021,069	$147.60 per $1,000,000	$5,317
Equity	Common Stock, par value $0.001 per share, to be issued under the 2017 Employee Stock Purchase Plan	Other	379,729 (4)	$23.715	$9,005,274	$147.60 per $1,000,000	$1,329
Total Offering Amounts					$45,026,343		$6,646
Total Fee Offsets (5)							$—
Net Fee Due							$6,646

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Market on February 28, 2024.
(3)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s 2017 Employee, Director and Consultant Equity Incentive Plan.
(4)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s 2017 Employee Stock Purchase Plan.
(5)	The registrant does not have any fee offsets.